FORM 3


                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

             INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Actof 1940



(Print or Type Responses)
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1. Name and Address of Reporting Person*

   Calisto Pharmaceuticals, Inc.
   420 Lexington Avenue
   New York, NY 10170

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2. Date of Event Requiring Statement (Month/Day/Year)

   March 15, 2002

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3. IRS Identification Number of Reporting Person, if an entity (Voluntary)


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4. Issuer Name and Ticker or Trading Symbol

   Webtronics, Inc. (OTCBB: WEBR)

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5. Relationship of Reporting Person(s) to Issuer (Check all applicable)

   [ ] Director                          [x] 10% Owner
   [ ] Officer (give title below)        [ ] Other (specify below)


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6. If Amendment, Date of Original (Month/Day/Year)


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7. Individual or Joint/Group Filing (Check Applicable Line)

   [x] Form filed by One Reporting Person
   [_] Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security              |2. Amount of Securities  |3. Ownership Form:              |4. Nature of Indirect                |
   (Instr. 4)                     |   Beneficially Owned    |   Direct (D) or Indirect (I)   |   Benefitical Ownership             |
                                  |   (Instr. 4)            |   (Instr. 5)                   |   (Instr. 5)                        |
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
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Common Stock                      |    1,051,336            |      D                         |                                     |
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                                  |                         |                                |                                     |
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                                  |                         |                                |                                     |
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                                  |                         |                                |                                     |
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

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

* If the form is filed by more than one reporting person, see Instruction
5(b)(v).

                                                                          (Over)
                                                                 SEC 1474 (7-96)
                                                                     Page 1 of 2

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 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of         |2.Date Exerciseable     |3.Title and Amount of Securities    |4. Conversion  |5.Ownership    |6.Nature of      |
  Derivative       |  and Expiration Date   |  Underlying Derivative Security    |   or Exercise |  Form of      |  Indirect       |
  Security         |  (Month/Day/Year)      |                                    |   Price of    |  Derivative   |  Beneficial     |
                   |------------------------|------------------------------------|   Derivative  |  Security     |  Ownership      |
                   |    Date    | Expiration|      Title     |    Amount or No.  |   Security    |  Direct (D) or|  |or |Ownership |
                   |Exerciseable|    Date   |                |     of Shares     |               |  Indirect (I) |                 |
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
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                   |            |           |                |                   |               |              |                  |
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                   |            |           |                |                   |               |              |                  |
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                   |            |           |                |                   |               |              |                  |
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                   |            |           |                |                   |               |              |                  |
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

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

Explanatin of Responses:

                                               /s/ Yanina Wachtfogel
                                               --------------------------------
                                               Yanina Wachtfogel
                                               Chief Operating Officer
                                               ** Signature of Reporting Person


                                               March 19, 2002
                                               ------------------------
                                               Date


** Intentional misstatements or omissions of facts constitute Federal Criminal
   Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.